EXHIBIT 4.03

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of August 24, 2007 (this “Agreement”), is made by CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., a company formed under the laws of Bermuda (the “Company”), and Igor Kolomoisky, a citizen of Israel, residing at St. Galey Thelet 48, Herzeliya, Israel, 44640 with passport no. 10905729, issued on October 2, 2005 (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, pursuant to a Subscription Agreement, dated August 24, 2007, between the Company and the Purchaser (the “Subscription Agreement”), the Company has agreed to issue to the Purchaser an aggregate of 1,275,227 (one million two hundred seventy-five thousand two hundred twenty-seven) shares (the “Shares”) of Class A common stock of the Company, $0.08 par value per share (the “Common Stock”), in accordance with the terms of the Subscription Agreement.

WHEREAS, to induce the Purchaser to execute and deliver the Subscription Agreement, the Company has agreed to provide to the Purchaser and its permitted assigns certain registration rights under the United States Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws; and

WHEREAS, this Agreement together with the Subscription Agreement are hereinafter collectively referred to as the “Share Transaction Documents”.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the Company and the Purchaser hereby agree as follows:

1.	Definitions.

As used in this Agreement, the following terms shall have the following meanings:

(a)
“Affiliate” of a Party means any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and in respect of the Purchaser, also means another person acting at the direction of the Purchaser. As used in this definition, “control” means the power to direct or cause the direction of the management or policy of any person, directly or indirectly, through family or other relationship (if a natural person), the holding of securities or other participation interests, by virtue of an agreement or on other grounds, and “controlling” and “controlled” have the correlative meanings proceeding from this term.

(b)	“Claims” shall have the meaning ascribed to it in Section 6(a).

(c)	“Demand” shall have the meaning ascribed to it in Section 2(a).

(d)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(e)	“Holder” or “Holders” mean a holder or holders of Registrable Securities.

(f)	“Indemnified Person” shall have the meaning ascribed to it in Section 6(a).

(g)	“Permitted Transferee” shall mean an Affiliate of the Purchaser to whom shares of Common Stock have been transferred in accordance with Clause 6.1 of the Subscription Agreement.

(h)
“Register,” “Registered” and “Registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and pursuant to Form S-3 under the Securities Act, and the declaration or ordering of effectiveness of such registration statement by the United States Securities and Exchange Commission (the “SEC”).

(i)
“Registrable Securities” shall mean (i) the Shares; (ii) securities issued or issuable upon any stock split, stock dividend, recapitalization or similar event with respect to the Shares; and (iii) any other security issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the securities referred to in the preceding clauses.

(j)	“Registration Demand” shall have the meaning ascribed to it in Section 2(a).

(k)	“Registration Period” shall have the meaning ascribed to it in Section 2(c).

(l)	“Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act covering Registrable Securities.

(m)	“Violations” shall have the meaning ascribed to it in Section 6(a).

Capitalized terms defined in the introductory paragraph or the recitals to this Agreement shall have the respective meanings therein provided.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Subscription Agreement.

2.	Mandatory Registration.

(a)
As set forth below, the Purchaser shall have the right to require the Company to register the resale of Registrable Securities held by such Holder or Holders by making a written request for such registration (the “Registration Demand”). The Purchaser together with any Permitted Transferee may jointly (i) make one Registration Demand at any time from the second anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date for the registration of 100% of all outstanding Registrable Securities (the “Demand”). The Company shall prepare and file with the SEC not later than the 60th day following the Demand a Registration Statement on Form S-3 covering the resale of the applicable number of outstanding Registrable Securities. The Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof.  In the event that Form S-3 is unavailable and/or inappropriate for such a registration of the Registrable Securities, the Company shall use such other form or forms as are available and appropriate for such a registration. Notwithstanding anything herein to the contrary, the Company may postpone for up to 60 days the filing or effectiveness of a Registration Statement pursuant to a request under this section if the Company determines in good faith that such registration would be reasonably expected to have an adverse effect on any proposal or plan by the Company to engage in any acquisition of assets, merger, consolidation, tender offer, any other underwritten financing by the Company or similar transaction, or the business, assets, operations, prospects or financial condition of the Company; provided that the Company may not exercise this right more than once in any 12-month period.

(b)
If at any time beginning on the second anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, the Company shall propose an underwritten registration of shares of Common Stock for its own account other than a registration statement filed on Form S-4, Form S-8 or such other similar successor forms then in effect under the Securities Act, or a registration relating solely to a Securities Act Rule 145 transaction, the Company shall:

(i)	give to the Purchaser written notice thereof at least thirty (30) days prior to the filing of any registration statement relating thereto under the Securities Act;

(ii)
include in such underwritten registration (and any related qualification under blue sky laws or other compliance), Registrable Securities that have not been previously registered under the Securities Act and as are specified in a written request or requests made within ten (10) business days after receipt of such written notice from the Company by the Purchaser.  If the Purchaser decides not to include all of its Registrable Securities in any underwritten registration thereafter filed by the Company, such Purchaser shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to underwritten offerings of its securities up until the fourth anniversary following the Closing Date, all upon the terms and conditions set forth herein; and

(iii)
advise the Purchaser that the right of any Purchaser to registration pursuant to Section 2(b) shall be conditioned upon such Purchaser’s participation in such underwriting on the terms provided by the Company and entering into a customary underwriting agreement with the underwriter(s) selected by the Company, and the inclusion of Registrable Securities in the underwriting to the extent provided herein.

(c)
The Company shall use its best efforts to keep the Registration Statement filed pursuant to Section 2(a) effective at all times until the date on which all of the Registrable Securities have been sold (the “Registration Period”).

(d)
Any offering pursuant to a Registration Statement hereunder, shall be an underwritten offering. The Company shall have the right to select an investment banker or bankers and manager or managers to administer the offering and the Purchaser shall enter into an underwriting agreement in customary form with such underwriter.

(e)
If the Registrable Securities are registered for resale under the Securities Act, the Purchaser shall cease any distribution of such shares under the Registration Statement not more than twice in any 12-month period, for up to an aggregate of 60 days, upon the request of the Company if: (x) such distribution would require the public disclosure of material non-public information concerning any transaction or negotiations involving the Company or any of its Affiliates that, in the good faith judgment of the Company, would materially interfere with such transaction or negotiations, (y) such distribution would otherwise require premature disclosure of information that, in the good faith judgment of the Company, would adversely affect or otherwise be detrimental to the Company or (z) the Company proposes to file a registration statement under the Securities Act for the offering and sale of securities for its own account in an underwritten offering and the managing underwriter therefor shall advise the Company that in its opinion the continued distribution of the Registrable Securities would adversely affect the offering of the securities proposed to be registered for the account of the Company.  The Company shall promptly notify the Purchaser at such time as (i) such transactions or negotiations have been otherwise publicly disclosed or terminated, or (ii) such non-public information has been publicly disclosed or counsel to the Company has determined that such disclosure is not required due to subsequent events.

(f)
The Company shall permit a single firm of counsel designated by the Purchaser to review such Registration Statement, and all amendments and supplements thereto (as well as all requests for acceleration or effectiveness thereof and any correspondence between the Company and the SEC relating to the Registration Statement) a reasonable period of time prior to their filing with the SEC.  The sections of such Registration Statement covering information with respect to the Purchaser, the Purchaser’s beneficial ownership of securities of the Company or the Purchaser’s intended method of disposition of Registrable Securities shall conform to the information provided to the Company by the Purchaser.

(g)
If the managing underwriter of an offering pursuant to Section 2(b) determines that marketing factors require a limitation of the number of shares of Common Stock to be underwritten, the managing underwriter may limit the number of Registrable Securities and other securities (if any) to be distributed through such underwriting.  The Company shall so advise the Purchaser of such limitation and the number of shares of Registrable Securities that may be included in the registration.  No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting.

(h)
The Company shall have the right to terminate or withdraw any registration initiated by it under Section 2(b) prior to the effectiveness of such registration, whether or not the Purchaser has elected to include securities in such registration.

3.	Obligations of the Company.

In connection with the registration of the Registrable Securities, the Company shall do each of the following:

(a)
Prepare and file with the SEC the Registration Statement required by Section 2 of this Agreement and such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus(es) used in connection with the Registration Statement, as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during the Registration Period, to comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Securities until such time as all of such Registrable Securities have been disposed of;

(b)
Promptly furnish, after such Registration Statement is prepared and before such Registration Statement is filed with the SEC, publicly disseminated and distributed and received by the Company, to the Purchaser and its legal counsel, a copy of such Registration Statement, each preliminary prospectus, each final prospectus, and all amendments and supplements thereto and such other documents as the Purchaser may reasonably request in order to facilitate the disposition of its Registrable Securities;

(c)
As soon as practicable for the Company and its counsel, furnish to the Purchaser and its counsel copies of all correspondence between the Company and the SEC with respect to the Registration Statement or amendment or supplement thereto filed pursuant to this Agreement;

(d)
Use commercially reasonable efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under such other securities or blue sky laws, if applicable, of such jurisdictions in the United States of America as the Purchaser or any underwriters in an underwritten offering may reasonably request, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof at all times during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period and (iv) take all other actions necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions, except that the Company shall not for any such purpose be required to qualify generally to do business in any jurisdiction wherein it would not but for the requirements of this subsection (d) be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

(e)
List such securities on The Nasdaq Global Select Market, if the Company’s securities are listed on such market, and all the other securities exchanges on which any securities of the Company are then listed, and file any filings required by The Nasdaq Global Select Market and/or such other securities exchanges;

(f)
Notify the Purchaser and  confirm such advice in writing (i) when or if the prospectus or any prospectus supplement or post-effective amendment has been filed with the SEC, and, with respect to the Registration Statement or any post-effective amendment, when the same has been declared effective by the SEC, (ii) of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)
If any fact contemplated by clause (v) of paragraph (f), above, shall exist, as promptly as practicable prepare a supplement or post-effective amendment to the Registration Statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchaser of the Registrable Securities, the prospectus shall not contain an untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(h)
At the request of the Purchaser, furnish on the effective date of the Registration Statement: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to the Purchaser, stating that such Registration Statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act and (B) the Registration Statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements or other financial data contained therein); and (ii) a letter dated such date from the Company’s independent public accountants addressed to the underwriters and to the Purchaser, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the Registration Statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters may reasonably request;

(i)
Cooperate with the Purchaser to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the Registration Statement and to enable such certificates for the Registrable Securities to be in such denominations or amounts, as the case may be, as the Purchaser may reasonably request, and registered in such names as the Purchaser may request; and, within three business days after the Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Purchaser) an appropriate instruction and opinion of such counsel;

(j)
Enter into customary agreements (including underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary actions in order to expedite or facilitate the disposition of such Registrable Securities and in connection therewith:

(i)
make such representations and warranties to the Purchaser and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings; and

(ii)	deliver such customary documents and certificates as may be reasonably requested by the Purchaser whose Registrable Securities are being sold or by the underwriters.

4.	Obligations of the Purchaser to Provide Information.

In connection with the registration of the Registrable Securities, the Purchaser shall do each of the following:

(a)
Promptly furnish to the Company the identity of persons authorized to provide information required herein on behalf of the Purchaser and furnish the Company and the underwriter, such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably requested in writing by the Company or an underwriter to effect the registration of such Registrable Securities, and execute any and all such questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in connection with such registration as the Company or an underwriter or the legal counsel of either may reasonably request.  At least ten business days prior to the first anticipated filing date of the Registration Statement, the Company shall notify the Purchaser in writing of the information the Company requires of the Purchaser to be included in the Registration Statement.  The Purchaser shall give sufficient notice to the Company before selling any Registrable Securities so that the Company may prepare and file any necessary post-effective amendments to the Registration Statement or such additional filings as shall be necessary or desirable; and

(b)
Enter into customary agreements (including underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities and in connection therewith:

(i)
make such representations and warranties to the Company and the underwriters, if any, in form, substance and scope as are customarily made by selling shareholders to underwriters in similar underwritten offerings; and

(ii)	deliver such customary documents and certificates as may be reasonably requested by the Company or the underwriters.

5.	Expenses of Registration.

All expenses and fees, including, without limitation, all registration, listing, and qualification fees, printing and accounting fees, and the fees and disbursements of counsel and auditors for the Company shall be borne by the Company other than the Purchaser’s underwriting discounts or commissions and its legal fees, incurred in connection with registration, filings or qualifications pursuant to Section 4.

6.	Indemnification.

In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a)
The Company will indemnify and hold harmless the Purchaser, its officers, directors, members, partners and shareholders, and each person, if any, who controls the Purchaser within the meaning of the Securities Act (each, an “Indemnified Person”), against any losses, claims, damages or liabilities (joint or several) incurred (collectively, “Claims”) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act or any state securities laws applicable to the Company (the matters in foregoing clauses (i) through (ii) being, collectively, “Violations”).  The Company shall, subject to the provisions of Section 6(b) below, reimburse the Purchaser, for any reasonable legal fees for one counsel to the Purchaser and other reasonable costs and expenses actually and reasonably incurred by it in connection with the investigation or defense of any such Violation or Claim.  Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a) shall not (i) apply to any Claim arising out of or based upon reliance upon information furnished in writing to the Company by or on behalf of any Indemnified Person for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; (ii) be available to the extent that such Claim is based upon a failure of the Purchaser to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to Section 3(b) hereof; or (iii) apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Purchaser pursuant to Section 9.

(b)
The Purchaser will indemnify the Company and its officers and directors against any Claims arising out of or based upon a Violation which occurs in reliance upon information furnished in writing to the Company, by or on behalf of the Purchaser through persons duly authorized by the Purchaser and notified to the Company in advance, for use in connection with the preparation of the Registration Statement (including any modifications, amendments or supplements thereto), subject to such limitations and conditions as are applicable to the indemnification provided by the Company in this Section 6; provided, however, that in no event shall any indemnity by the Purchaser under this Section 6 exceed the amount of the net proceeds received by the Purchaser in connection with the offering effected through such Registration Statement.

(c)
Promptly after receipt by an Indemnified Person under this Section 6 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and to the extent that the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person; provided, however, that an Indemnified Person shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding.  In such event, the Company shall pay for only one legal counsel for the Purchaser, and such legal counsel shall be selected by the Purchaser.  If such counsel is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the Indemnified Person without its consent (but such consent will not be unreasonably withheld).  The failure to deliver written notice to an indemnifying party within a reasonable time after the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person under this Section 6, except to the extent that the indemnifying party is materially prejudiced in its ability to defend such action.  The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(d)
No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Person, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of an unconditional and irrevocable release from all liability in respect of such claim or litigation.

(e)
Notwithstanding the foregoing, to the extent that any provisions relating to indemnification or contribution contained in the underwriting agreements entered into among the Company, the underwriters and the Purchaser in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in such underwriting agreements shall be controlling as to the Registrable Securities included in the public offering.

7.	Contribution.

To the extent any indemnification by an indemnifying party is prohibited or limited under applicable law, the indemnifying party agrees in lieu of indemnifying the Indemnified Person thereunder,  to contribute to the amount paid or payable by the Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the Indemnified Person on the other hand in connection with the statements or omissions which resulted in such Claim, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and the Indemnified Person shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact on which such Claim is based relates to information supplied by the indemnifying party or by the Indemnified Person, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  Notwithstanding the forgoing, (a) no contribution shall be made under circumstances where the payor would not have been liable for indemnification under the fault standards set forth in Section 6, (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation and (c) contribution by any seller of Registrable Securities shall be limited in amount to the net proceeds received by such seller from the sale of such Registrable Securities.  The Company and the Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by prorata allocation (even if the Purchaser and any other party were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 7.

8.	Reports Under Exchange Act.

The Company agrees to file with the SEC all reports and other documents required of the Company under the Securities Act and the Exchange Act.

9.	Assignment of the Registration Rights.

The rights to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned by the Purchaser to any Permitted Transferee of the Registrable Securities if: (a) the Purchaser agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company promptly after such assignment; (b) the Company is, promptly after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee; (c) at or before the time the Company receives the written notice contemplated by clause (b) of this sentence, the transferee or assignee agrees in writing to be bound by all of the provisions contained herein and the Subscription Agreement, including, without limitation, the making of the representations and warranties otherwise made by the Purchaser thereunder; and (d) the transfer of the relevant Registrable Securities complies with the restrictions set forth in Clause 6.1 of the Subscription Agreement.

10.	Amendment of Registration Rights.

Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser.  Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the Purchaser and the Company.

11.	Effectiveness and Termination of Registration Rights.

The obligations of the Company and the Purchaser under this Agreement shall commence upon the Closing Date.  This Agreement shall terminate on the earlier of (i) the sale of all of the Registrable Securities pursuant to an effective Registration Statement; (ii) the date of termination of directorship or observer rights pursuant to Clause 7.3 or Clause 7.4(c) of the Subscription Agreement; and (iii) the fourth anniversary of the Closing Date.

12.	Agreement of Purchaser.

(a)
In consideration for the Company agreeing to its obligations under this Agreement, the Purchaser and each transferee pursuant to Section 9 hereof agrees, in connection with a registration of Common Stock by the Company under the Securities Act in accordance with Section 2 hereof, not to sell (including pursuant to a Registration Statement under Section 2(a) hereof), make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any securities of the Company (other than those included in the subject registration) without the prior written consent of the Company and, if such registration is underwritten, of such underwriters, as the case may be, for such period of time (not to exceed 120 days from the effective date of such registration) as may be requested by the Company or such managing underwriters.

(b)
In order to enforce Section 12(a) hereof, the Company may impose stop-transfer instructions with respect to the shares or securities of every person subject to such restriction until the end of such period.  Each holder of Registrable Securities agrees that, if so requested, such holder will execute an agreement in the form provided by the underwriter containing terms which are generally consistent with the provisions of this Section 12.

13.	Miscellaneous.

(a)
A person or entity is deemed to be a holder of Registrable Securities whenever such person or entity owns of record such Registrable Securities.  If the Company receives conflicting instructions, notices or elections from two or more persons or entities with respect to the same Registrable Securities, the Company shall act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities.

(b)
Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission) or three business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed to each of the other parties thereunto entitled at (i) the address set forth below or (ii) at such other addresses as a party may designate by ten days advance written notice to the other party hereto.

Company:	Central European Media Enterprises Ltd.
c/o CME Development Corporation
Aldwych House
81 Aldwych
London WC2B 4HN
United Kingdom
ATTENTION: General Counsel

Tel: +44-20-7430-5430
Fax: +44-20-7430-5403

with a copy to:

Katten Muchin Zavis Rosenman
575 Madison Avenue
New York, NY 10022
ATTENTION: Robert L. Kohl, Esq.

Tel: +1-212-940-6380
Fax: +1-212-940-8776

Purchaser:	Igor Kolomoisky
42b Naberezhnaya Pobey Str.
Dnepropetrovsk, Ukraine
Tel/Fax: +380 562 390812

with a copy to:

Baker & McKenzie LLP
100 New Bridge Street
London EC4V 6JA
United Kingdom
Attention: Richard Blunt
Tel: +44 7919 1842
Fax: +44 7919 1999

(c)	Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(d)	This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to conflicts of laws issues.

(e)
Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity, interpretation, breach, performance or termination, shall be finally resolved by arbitration in accordance with the then existing Rules of Arbitration of the London Court of International Arbitration (the “LCIA Rules”), which are deemed to be incorporated by reference into this Section 13(e), except to the extent modified hereby.  The tribunal shall consist of one arbitrator, who shall be either a retired judge, Queen's Counsel or a partner of a major international law firm.  Subject to the provisions of Section 13(f), the Parties agree to seek to reach agreement on the identity of the sole arbitrator within 10 days after the initiation of arbitration.  If the Parties are unable to reach agreement on the sole arbitrator within that 10-day period, then the appointment of the sole arbitrator shall be made by the LCIA Court.  In a multi-party dispute the tribunal shall be appointed by the LCIA Court, unless the parties to such arbitration agree in writing that, for the purposes of Article 8.1 of the LCIA Rules, the disputant parties represent two separate sides for the formation of the tribunal as claimant and respondent respectively.  Any party to a dispute shall have the right to apply to any court of competent jurisdiction for interim relief necessary to preserve the party's rights, including pre-arbitration attachments or injunctions, until the tribunal is appointed, after which the tribunal shall have exclusive jurisdiction to consider applications for interim relief.

(f)
Seat and Language.  The seat of the arbitration shall be London, England.  The language of the arbitration shall be English except that any party to the arbitration may submit testimony or documentary evidence in Ukrainian or Russian and shall, at the request of any other party to the arbitration, furnish a translation or interpretation of any such evidence into English.

(g)
Related Disputes.  If any dispute arising out of or relating to this Agreement (hereinafter referred to as a “Related Dispute”) raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement or the Subscription Agreement (an “Existing Dispute”), the tribunal appointed or to be appointed in respect of any such Existing Disputes shall also be appointed as the tribunal in respect of any such Related Dispute.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes (i.e., an Existing Dispute and a Related Dispute), the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

(h)
This Agreement may be signed in two or more counterparts, each of which shall be deemed an original.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such validity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.  Subject to the provisions of Section 10 hereof, this Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement.

(i)
This Agreement, together with the other Share Transaction Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

(j)	Subject to the requirements of Section 9 hereof, this Agreement shall inure for the benefit of and be binding upon the successors and assigns of each of the parties hereto.

(k)	All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK, THE EXECUTION PAGE FOLLOWS.

IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed by the undersigned as of the date set forth above.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By: /s/ Michael Garin

Name: Michael Garin
Title: CEO

/s/ Igor Kolomoisky
IGOR KOLOMOISKY